Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	don.washington@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the
Fourth Quarter of 2013

•	Strong growth in Sealing Products and Engineered Products segment sales was more than offset by lower sales in Engine Products and Services

•	Total sales declined by 1% compared to the fourth quarter of 2012

•	Sealing Products segment profit margins improved to 15.7%

•	Restructuring and other expense at CPI reduced Engineered Product margins despite a strong performance by GGB

•	Engine Products and Services margins reflect less attractive volume and mix and a non-cash inventory adjustment

•	GAAP EPS of $0.22 in the fourth quarter compared to $0.27 in the fourth quarter of 2012; before selected items, fourth quarter EPS was $0.46 compared to $0.59 a year ago

•	The deconsolidated operations of GST reported third-party sales of $50.4 million; income before selected items increased 32% from the fourth quarter of 2012 to $8.7 million

CHARLOTTE, N.C., February 7, 2014 -- EnPro Industries (NYSE: NPO) today reported consolidated sales of $275.5 million in the fourth quarter of 2013, a 1% decrease from the fourth quarter of 2012 when sales were $279.3 million. Sales in the company’s Sealing Products and Engineered Products segments improved as demand increased in some markets served by those segments, but those improvements were not enough to offset a significant reduction in sales at the company’s Engine Products and Services segment due to lower engine revenues and weaker demand for parts and service. Excluding the contribution of a small acquisition and the favorable effect of foreign exchange, the company’s total sales declined by 3% in comparison to the fourth quarter of 2012.

“For the first time in several quarters, we saw meaningful growth in European demand and in demand for our products used by the semiconductor industry.” said Steve Macadam, president and chief executive officer of EnPro. “These improvements in the market place coupled with the recent court decision estimating GST’s liability for mesothelioma claims at $125 million and endorsing GST’s arguments on key factors in the case provide an encouraging start to 2014.”

Segment profits were $24.7 million in the fourth quarter of 2013, an 18% decline from the fourth quarter of 2012. Although profits in the Sealing Products segment improved over the fourth quarter of 2012, the benefit was more than offset by the effect of lower volumes and a non-cash inventory adjustment in the Engine Products and Services segment and higher restructuring expense in the Engineered Products segment. Segment profit margins were 9.0% compared to 10.8% in the fourth quarter of 2012. Excluding restructuring expenses, segment profit margins were 10.0% in the fourth quarter of 2013 compared to 11.6% in the fourth quarter of 2012.

Net income in the fourth quarter of 2013 was $5.2 million, or $0.22 a share, compared to net income of $5.7 million, or $0.27 a share, in the fourth quarter of 2012. Per share amounts are expressed on a diluted basis throughout this release.

Before selected items, including interest due to Garlock Sealing Technologies LLC (GST), a deconsolidated subsidiary, and restructuring costs, net income was $11.0 million, or $0.46 a share, in the fourth quarter of 2013. In the fourth quarter of 2012, net income before selected items was $12.8 million, or $0.59 a share.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (adjusted EBITDA) were $34.2 million in the fourth quarter of 2013. In the fourth quarter of 2012, adjusted EBITDA was $38.2 million.

GST and its subsidiaries, which were deconsolidated effective June 5, 2010, when they entered a process to reach a permanent resolution of all current and future asbestos claims, reported third party sales of $50.4 million, 5% lower than the fourth quarter of 2012. GST’s operating income improved to $11.4 million or 22.6% of sales in the fourth quarter of 2013. In the fourth quarter of 2012, operating income at GST was $10.3 million, or 19.5% of sales. GST’s adjusted net income was $8.7 million in the fourth quarter of 2013 compared to $6.6 million the fourth quarter of 2012.

Twelve Months Results
Sales for the twelve months of 2013 were $1,144.2 million, a decrease of 3% from the full year of 2012 when sales were $1,184.2 million. Excluding the contribution of acquisitions and favorable foreign exchange, sales declined by 5% from 2012. The decline primarily reflects lower engine revenues and reduced demand for parts and services in the Engine Products and Services segment. Sales also declined slightly in the Engineered Products segment, but increased in the Sealing Products segment as demand from heavy-duty truck markets improved.

Segment profits were $128.7 million in the twelve months of 2013, compared to $148.5 million in 2012. Segment profit margins were 11.2% in 2013 compared to 12.5% in 2012, when the company benefited from higher volumes and a more favorable product mix. Excluding restructuring expense, segment margins were 11.9% in 2013 compared to 13.1% in 2012.

Adjusted EBITDA for the twelve months of 2013 was $154.8 million, a decrease from the comparable period of 2012 when adjusted EBITDA was $172.2 million.

Net income for the full year was $27.4 million, or $1.17 a share, compared to net income of $41.0 million, or $1.90 a share, in the twelve months of 2012. Before selected items, net income in the twelve months of 2013 was $56.0 million, or $2.39 a share. This compares to net income before selected items of $66.2 million, or $3.07 a share, in the twelve months of 2012.

A table attached to this press release shows the effect of selected items on the company’s results in the fourth quarters and twelve months of 2013 and 2012.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Twelve Months Ended
	12/31/2013	12/31/2012		12/31/2013	12/31/2012	Change
Sales	$152.5	$142.1	7%	$622.9	$609.1	2%
EBITDA	$31.6	$28.3	12%	$127.5	$119.1	7%
EBITDA Margin	20.7%	19.9%		20.5%	19.6%	9%
Segment Profits	$23.9	$19.9	20%	$97.1	$88.8
Segment Margin	15.7%	14.0%		15.6%	14.6%

Sealing Products segment sales increased by 7% in the fourth quarter of 2013 compared to the fourth quarter of 2012. The segment’s organic growth rate was 6% with an additional 1% of growth coming from favorable foreign exchange. Sales primarily benefited from increased demand for products sold into semiconductor markets by the Technetics Group, but demand also improved in Stemco’s heavy-duty truck markets and in the Asian markets of the consolidated Garlock operations.

The segment’s profits in the fourth quarter of 2013 were 20% higher than in the fourth quarter of 2012 due to increased volumes, particularly at Technetics Group and Stemco, and a more attractive product mix, including an increase in products sold into nuclear power markets. Segment profit margins improved to 15.7% from 14.0% in the fourth quarter of 2012.

For the twelve months of 2013, the segment’s sales increased by 2% over 2012 primarily reflecting the benefit of the Motorwheel acquisition on Stemco’s results. Excluding acquisitions, 2013 sales declined about 1% from 2012, primarily reflecting softer semiconductor markets and weaker demand from U.S. construction markets. Segment profits increased by 9% to $97.1 million and margins improved to 15.6% in 2013.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Twelve Months Ended
	12/31/2013	12/31/2012		12/31/2013	12/31/2012	Change
Sales	$85.4	$80.2	6%	$356.4	$363.0	-2%
EBITDA	$5.7	$6.7	-15%	$40.0	$42.3	-5%
EBITDA Margin	6.7%	8.4%		11.2%	11.7%
Segment Profits	$0.3	$1.2	-75%	$17.6	$20.5	-14%
Segment Margin	0.4%	1.5%		4.9%	5.6%

Sales in the Engineered Products segment increased 6% from the fourth quarter of 2012, including a benefit of 1% from foreign exchange. Sales at GGB Bearing Technology were up significantly as automotive market demand improved in Europe and North America, and as the business benefited from better pricing and favorable foreign exchange. At Compressor Products International (CPI), demand in North American markets remained weak and sales were down.

Although GGB reported a strong improvement in profits and margins compared to the fourth quarter of 2012, the segment’s profits declined due to increased restructuring costs and higher manufacturing costs at CPI. Segment profit margins were 0.4% compared to 1.5% a year ago. Excluding the effect of restructuring, segment margins were 3.0% in the fourth quarter of 2013 compared with 3.4% in the fourth quarter of 2012.

For the twelve months of 2013, Engineered Products segment sales declined by 2% compared to 2012 as demand weakened in most of the segment’s European and North American markets. Excluding the effect of foreign exchange, sales declined 3% compared to 2012. Lower volumes at both GGB and CPI, cost increases at GGB related to an ERP system implementation and a new product formulation, and restructuring costs at CPI reduced segment profits. Segment profit margins fell to 4.9% compared to 5.6% in the twelve months of 2012. Excluding restructuring, segment profit margins were 6.1% in 2013 compared with 6.6% in 2012.

Engine Products and Services Segment

($ Millions)	Quarter Ended		Change	Twelve Months Ended
	12/31/2013	12/31/2012		12/31/2013	12/31/2012	Change
Sales	$38.3	$57.4	-33%	$167.6	$214.6	-22%
EBITDA	$1.3	$10.1	-87%	$17.6	$42.3	-58%
EBITDA Margin	3.4%	17.6%		10.5%	19.7%
Segment Profits	$0.5	$9.2	-95%	$14.0	$39.2	-64%
Segment Margin	1.3%	16.0%		8.4%	18.3%

In the Engine Products and Services segment, sales declined by $19.1 million or 33% from the fourth quarter of 2012. The primary causes of the change in sales were the effects of sequestration and a reduction in the U.S. Navy’s ship maintenance schedule on the segment’s parts and service business. However, new engine revenues also declined. The segment recorded engine revenue of $12.9 million in the fourth quarter of 2013, about $7 million less than in the fourth quarter of 2012. All new engine revenue in both quarters was recognized under percentage of completion accounting.

Segment profits were $0.5 million in the fourth quarter of 2013 compared to $9.2 million in the fourth quarter of 2012. Segment profit margins were 1.3% in the quarter compared to 16.0% a year ago. The 2013 segment profits and profit margins reflect lower volumes and a less attractive product mix as parts and service sales declined and a $1.4 million non-cash inventory accounting adjustment was recorded.

The segment’s sales of $167.6 million in the full year of 2013 were 22% below the twelve months of 2012. Approximately half of the $47.0 million decrease from 2012 is the result of engine sales recognized under completed contract accounting in 2012. No engine sales were recognized under this method in 2013. Parts and service sales were also significantly lower than in 2012 as a result of sequestration and the reduction in scheduled maintenance activity on U.S. Navy ships. Segment profits and profit margins were lower in 2013 than in 2012 reflecting a less profitable product mix as sales of parts and service declined, the effect of a low-margin engine refurbishment contract, expenses related to an early retirement program and a non-cash inventory accounting adjustment, which totaled $1.7 million for the full year. Excluding restructuring, segment margins were 9.6% in 2013.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Twelve Months Ended
	12/31/2013	12/31/2012		12/31/2013	12/31/2012	Change
Third Party Sales	$50.4	$52.9	-5%	$218.3	$220.0	-1%
EBITDA-A	$12.5	$11.8	6%	$61.4	$53.1	16%
EBITDA-A Margin	24.8%	22.3%		28.1%	24.1%
Operating Profits	$11.4	$10.3	11%	$55.5	$47.2	18%
Operating Profit Margin	22.6%	19.5%		25.4%	21.5%
Adjusted Net Income	$8.7	$6.6	32%	$37.8	$31.8	19%

Third party sales at the deconsolidated operations of GST and its subsidiaries decreased 5% from the fourth quarter of 2012 reflecting declines in activity in Japanese and Australian markets served by GST. Lower manufacturing costs and a more profitable product mix increased operating profits and operating profit margins in the fourth quarter of 2013 compared to a year ago.

GST’s adjusted net income, which excludes intercompany interest income and expense associated with the asbestos claims resolution process, increased 32% to $8.7 million in the fourth quarter of 2013. Asbestos-related expenses totaled $6.9 million in the fourth quarter of 2013, a decrease of $2.0 million from the fourth quarter of 2012.

GST’s sales in the twelve months of 2013 were about the same as the full year of 2012, but lower operating costs led to improved operating profits and operating profit margins. Adjusted net income at GST improved by 19% to $37.8 million in 2013. GST’s asbestos-related expenses totaled $46.9 million for the full year of 2013, compared to $29.3 million in 2012. The increase reflects expenses associated with an asbestos liability estimation trial completed in August 2013. On January 10, 2014, the judge in that trial issued an opinion estimating GST’s liability for mesothelioma claims at $125 million, an amount consistent with the estimate GST presented at the trial.

Cash Flows
EnPro’s cash balance stood at $64.4 million at December 31, 2013 compared to $53.9 million at the end of the fourth quarter in 2012. GST finished the twelve months of 2013 with a cash and investment balance of $177.8 million dollars, compared with $153.6 million at the end of 2012.

Outlook
“Entering 2014, many of our markets have stabilized, and we anticipate that demand in them may grow over the course of the year,” said Steve Macadam, president and chief executive officer of EnPro. “Under these conditions our consolidated sales should improve modestly in comparison to 2013. With the benefit of volume increases and our operating initiatives, our segment profits and profit margins should reach higher levels as well.

“In the near term, demand in the original equipment markets served by our Sealing Products and Engineered Products segments may improve over the first quarter of 2013, but volumes will remain low in our Engine Products and Services segment. As a result, total sales in the first quarter are not likely to exceed the first quarter of 2013,” Macadam said. “The increase in sales to original equipment markets, which tend to be less profitable than the aftermarket, may reduce segment profits and profit margins in the quarter compared to the first quarter of 2013.”

Conference Call and Webcast Information
EnPro will hold a conference call today, February 7, at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2013 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 41155320. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC
Results for the fourth quarters and full years of 2013 and 2012 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for fourth quarters and full years of 2013 and 2012 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended September 30, 2013, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.